UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2004

McMoRan Exploration Co.

                           Delaware

              001-07791

                      72-1424200

                       (State or other

            (Commission

                    (IRS Employer

                        jurisdiction of

             File Number)

                     Identification

                        incorporation)

                                     Number)

1615 Poydras Street

New Orleans, Louisiana  70112

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

{F5018746.2}

Item 1.01   Entry into a Material Definitive Agreement.

On September 30, 2004, we (McMoRan Exploration Co.) entered into an underwriting agreement (the Underwriting Agreement) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Hibernia Southcoast Capital, Inc., Jefferies & Company, Inc., and Sterne, Agee & Leach, Inc. (collectively, the Underwriters) in connection with the public offering of 6.2 million shares of our common stock.  The offering price to the public is $12.75 per share, with an underwriting discount of $0.7013 per share.

Pursuant to the Underwriting Agreement, we also granted the Underwriters a 30-day option to purchase up to 930,000 additional shares of our common stock on the same terms and conditions as set forth above to cover overallotments, if any.

The Underwriting Agreement contains customary representations and warranties on our part.  The Underwriting Agreement also contains customary indemnification and contribution provisions whereby we and the Underwriters have agreed to indemnify each other against certain liabilities.

The common stock is being offered and sold pursuant to a prospectus supplement and the accompanying base prospectus filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act of 1933 in connection with a shelf take-down from our shelf Registration Statement on Form S-3 (Reg. No. 333-95195).

On October 1, 2004, we issued a press release announcing the pricing of the offering of 6.2 million shares of our common stock (see exhibit 99.1).

__________________________

On September 30, 2004, we also entered into a purchase agreement (the Purchase Agreement) for the sale of $115,000,000 of 5¼% Convertible Senior Notes due 2011 (the Notes) to several initial purchasers (the Initial Purchasers).  We granted to the Initial Purchasers a 30-day option to purchase up to an additional $25,000,000 principal amount of Notes at the initial purchase price to investors, less the Initial Purchasers’ discount of 3.75% per Note, which the Initial Purchasers exercised in full on October 1, 2004, resulting in a total sale of $140,000,000.  Closing of the offering, including the option exercise, is expected to occur on October 6, 2004, subject to customary closing conditions.

The Purchase Agreement contains customary representations and warranties on our part.  The Purchase Agreement also contains customary indemnification and contribution provisions whereby we and the Initial Purchasers have agreed to indemnify each other against certain liabilities.

The Notes will be convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock.  The Notes will be convertible at a conversion price of $16.575 per share, which is equal to a conversion rate of approximately 60.3318 shares of common stock per $1,000 principal amount of Notes, subject to adjustment.

We will pay interest on the Notes on April 6 and October 6 of each year, beginning on April 6, 2005, and at maturity.  The Notes will mature on October 6, 2011.

Prior to October 6, 2009, the Notes will not be redeemable at our option.  Beginning on October 6, 2009, we may redeem the Notes in whole or in part at any time at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to but not including the redemption date if the closing price of the common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period.

The Notes are our unsecured (except as described below) and unsubordinated obligations and will rank on a parity (except as described below) in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.  In addition, the Notes will effectively rank junior to any future secured indebtedness we may incur and junior to our subsidiaries’ liabilities.

We will pledge a portfolio of U.S. government securities as security for the first six scheduled interest payments on the Notes.

The Notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The Notes and the common stock issuable upon conversion of the Notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.

On October 1, 2004, we issued a press release announcing the pricing for $115 million of 5¼% convertible senior notes due in 2011 (see exhibit 99.2).   On October 4, 2004, we issued a press release announcing the sale of an additional $25,000,000 of 5¼% convertible senior notes due 2011, resulting in a total sale of $140,000,000 (see exhibit 99.3).

Item 3.02    Unregistered Sale of Equity Securities.

See Item 1.01.

Item 9.01   Financial Statements and Exhibits.

(c)        Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.  The Exhibit Index, together with the Exhibits listed therein, are incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: \s\ C. Donald Whitmire, Jr.

     ----------------------------------------

           C. Donald Whitmire, Jr.

      Vice President and Controller -

         Financial Reporting

         (authorized signatory and

        Principal Accounting Officer)

Date:  October 4, 2004

McMoRan Exploration Co.

Exhibit Index

Exhibit

Number

99.1	Press release dated October, 1, 2004, titled “McMoRan Exploration Co. Prices 6.2 Million Shares of Common Stock.”

99.2	Press release dated October 1, 2004, titled “McMoRan Exploration Co. Prices $115 Million of 5¼% Convertible Senior Notes due 2011. ”

99.3	Press release dated October 4, 2004, titled “McMoRan Exploration Co. Announces Sale of an Additional $25,000,000 of 5¼% Convertible Senior Notes due 2011, Resulting in a Total Sale of $140,000,000.”